RESIGNATION
AS A MEMBER OF THE BOARD OF DIRECTORS AND OFFICER OF
CANNA CORPORATION
A Colorado Corporation

January 16, 2020

To the Board of Directors of Canna Corporation:

This letter is to inform you that effective at the end of Friday, January 17, 2020, I, Dror Svorai, hereby tender my resignation as a member of the Board of Directors of Canna Corporation, a Colorado corporation (the "Corporation"), and as an officer of the Corporation.

My resignation is not related in any way to any disagreement between myself and the Board of Directors of the Corporation with respect to its operations, policies or practices.

I wish the Company continued success in the future.

Thank you.

Sincerely yours,

Dror Svorai

NOTARIZATION:
State of FL)
) ss.
County of Miami Dade)

On January 16, 2020 before me, the undersigned notary public, personally appeared **Dror Svorai** who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the entity upon behalf of which he acted, executed the instrument. Witness my hand and official seal

Signature of Notary

JONATHAN LEINWAND
MY COMMISSION # FF977945
EXPIRES April 13, 2020
(407) 398-0153 FloridaNotaryService.com